Dr. Susan Desmond-Hellmann Departs Facebook Board of Directors

MENLO PARK, Calif., October 30, 2019 – Facebook today announced that Dr. Susan Desmond-Hellmann, the CEO of the Bill and Melinda Gates Foundation, is stepping down from the company's board of directors, effective October 30, 2019.

Mark Zuckerberg, Facebook founder and CEO said, "Sue has been a wonderful and thoughtful voice on the board for six years, and I'm personally grateful to her for everything she has done for this company."

Dr. Desmond-Hellmann joined Facebook's board in March 2013 and served as Lead Independent Director from June 2015. In a letter to Mark Zuckerberg discussing the reasons for her departure, Dr. Desmond-Hellmann said: "I remain positive about Facebook and the mission to give people the power to build community and bring the world closer together. Facebook's Shareholders require a Board of Directors that is fully engaged and committed to address the critical issues confronting Facebook at this time.

Unfortunately, increasing demands from my CEO role, my extended family, and my own health make it no longer possible for me to commit the necessary time and energy required to properly serve Facebook and its shareholders. I wish you and the management team, Facebook's employees, my fellow Directors, and Facebook shareholders best wishes for future success."

Facebook's independent directors expect to name a replacement Lead Independent Director over the coming months. The board's Compensation & Governance Committee, which will consist of Marc Andreessen and Peter Thiel, will assist in this process. In addition, the Board of Directors is expanding the committee's charter to incorporate a director nominating function that will empower the committee to lead the board's efforts to identify and nominate director candidates in the future.

Facebook's current board members are: Mark Zuckerberg; Peggy Alford, Senior Vice President, Core Markets, PayPal Holdings, Inc.; Marc L. Andreessen, Co-founder and General Partner, Andreessen Horowitz; Kenneth I. Chenault, Chairman and Managing Director, General Catalyst; Sheryl K. Sandberg, Chief Operating Officer, Facebook; Peter A. Thiel, Co-founder and Partner, Founders Fund; and Jeffrey D. Zients, CEO, The Cranemere Group.

About Facebook

Founded in 2004, Facebook's mission is to give people the power to build community and bring the world closer together. People use Facebook to stay connected with friends and family, to discover what's going on in the world, and to share and express what matters to them.

Press:
Bertie Thomson
press@fb.com / newsroom.fb.com